                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported) May 7, 2002


                              COMMUNITY BANKS, INC.
               ---------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                Pennsylvania                         23-2251762
      --------------------------------         ---------------------
      (State or other jurisdiction of            (I.R.S. Employer
               incorporation)                   Identification No.)

                                     0-15786
                                  ------------
                                   (Commission
                                  file number)


      150 Market Street, Millersburg, Pennsylvania                17061
  -----------------------------------------------------------------------------
        (Address of Principal Executive Offices)                (zip code)


                                 (717) 692-4781
                     ---------------------------------------
                     (Telephone number, including area code)


Item 5.  Other Events

On May 7, 2002, the registrant issued the following press release announcing that its stock would begin trading on the NASDAQ National Market on Tuesday, May 14, 2002 under the symbol "CMTY" and that its holding company executive offices will be formally designated as Harrisburg, PA.

Harrisburg, PA - Community Banks, Inc. - Eddie L. Dunklebarger, Chairman, President, and CEO of Community Banks, Inc., the parent company of Community Banks, has announced that the Corporation's common stock will be traded on the NASDAQ National Market beginning Tuesday, May 14, 2002 under the symbol CMTY. The Corporation's stock will continue to trade on the American Stock Exchange
(AMEX) through the close of trading on May 13, 2002. Mr. Dunklebarger has also announced that the Corporation's executive offices will be formally designated as Harrisburg, PA. The Main Office of the Corporation's banking subsidiary, Community Banks, will remain as Millersburg, PA.

In making these announcements, Mr. Dunklebarger commented that these moves are intended to raise the profile and overall visibility of the Corporation. With respect to the move to NASDAQ, the range of sponsorship of the common stock is expected to expand considerably due the addition of multiple market makers in the NASDAQ National Market. "We anticipate a broader following of our Corporation's stock among brokerage firms now that shares will be traded on NASDAQ. Financial analysts should be more responsive to following the Company's stock, as well. The desired end result thereby is to realize increased trading volume and liquidity of the Corporation's common stock", Dunklebarger said.

The Corporation's banking operations currently have 41 offices located in Adams, Cumberland, Dauphin, Luzerne, Northumberland, Schuylkill, Snyder and York counties as well as 86 on-site and remote ATM's.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Community Banks, Inc.
                                        ---------------------
                                             (Registrant)

Date: May 7, 2002                   /s/ Eddie L. Dunklebarger
      -----------                   ----------------------------------------
                                    Eddie L. Dunklebarger, Chairman, President
                                    and CEO